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                     July 13, 2022

       Paul Vasington
       Chief Financial Officer
       Sensata Technologies Holding plc
       529 Pleasant Street
       Attleboro, MA 02703

                                                        Re: Sensata
Technologies Holding plc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 10,
2022
                                                            File No. 001-34652

       Dear Mr. Vasington:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences